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                                                                 Rule 424(b)(3)
                                                     Registration No. 333-51838


                           PENN MAR BANCSHARES, INC.

                   Prospectus Supplement dated April 27, 2001
                                       to
                       Prospectus dated February 7, 2001


     Effective as of April 27, 2001, Penn Mar Bancshares, Inc. (the "Company") exercised its right to extend its offering of common stock from 5:00 p.m. Eastern Time on April 30, 2001 to 5:00 p.m. Eastern Time on July 31, 2001. ACCORDINGLY, SUBSCRIPTIONS TO PURCHASE COMMON STOCK IN THE OFFERING WILL BE RECEIVED UNTIL 5:00 P.M. EASTERN TIME ON JULY 31, 2001, UNLESS THE COMPANY SELLS ALL OF THE SHARES OFFERED BEFORE THAT DATE. As described in the Company's Prospectus dated February 7, 2001, the Company reserves the right to terminate the offering.